UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 30, 2012

Cecil Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	0-24926	52-1883546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

127 North Street, P.O. Box 568, Elkton, Maryland	21922-0568
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(410) 398-1650

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

CECIL BANCORP, INC.

INFORMATION TO BE INCLUDED IN THE REPORT

Item 3.02.  Unregistered Sales of Equity Securities.

On March 30, 2012, the Registrant completed the sale of 142,196 shares of the Registrant’s Mandatory Convertible Cumulative Junior Preferred Stock, Series B (the “Series B Preferred Stock”) at $17.20 per share in cash for aggregate consideration of approximately $2.5 million.  Upon shareholder approval of amendment to the Registrant’s Articles of Incorporation to increase the authorized number of shares of common stock, each share of Series B Preferred Stock will become convertible into shares of the Registrant’s common stock on the terms described in Item 3.03 hereof.  The issuance and sale of the Series B Preferred Stock are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) of the Securities Act.

Item 3.03.  Material Modifications to Rights of Security Holders.

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Series B Preferred Stock as contained in the Articles Supplementary for the Series B Preferred Stock which have been filed with the Maryland Department of Assessments and Taxation.  The Articles Supplementary are filed as Exhibit 3.1 to this Current Report on Form 8-K and are incorporated by reference herein. Shareholders are urged to carefully read the Articles Supplementary in their entirety.

General.  The Series B Preferred Stock constitutes a single series of our preferred stock, consisting of 305,232 shares, par value $0.01 per share, having a liquidation preference amount of $17.20 per share. The Series B Preferred Stock has no maturity date.

Ranking.  The Series B Preferred Stock is junior to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which Cecil Bancorp has issued to the U.S. Department of Treasury under the TARP Capital Purchase Program.

Dividends

Dividend Rate.  Dividends on the Series B Preferred Stock will be payable, if, as and when authorized and declared by our Board of Directors out of legally available funds therefor at the rate of 5% per annum, provided that if stockholders do not approve an amendment to the articles to increase the number of authorized shares within one year of the issue date, the dividend rate will increase to 9%.  No dividends may be paid on the Series B Preferred Stock until all dividends have been paid on our Fixed Rate Cumulative Perpetual Preferred Stock, Series A.  Unpaid dividends will accumulate.

Priority of Dividends.  So long as the Series B Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series B Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series B Preferred Stock for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of Cecil Bancorp. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Series B Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of Cecil Bancorp, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Cecil Bancorp, holders of the Series B Preferred Stock will be entitled to receive for each share of Series B Preferred Stock, out of the assets of Cecil Bancorp or proceeds available for distribution to our stockholders, subject to any rights of our creditors and after payment of liquidation amounts due the holders of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series B Preferred Stock, payment of an amount equal to the $17.20 liquidation preference amount per share.  To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series B Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series B Preferred Stock, the holders of the Series B Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series B Preferred Stock, neither a merger or consolidation of Cecil Bancorp with another entity nor a sale, lease or exchange of all or substantially all of Cecil Bancorp’s assets will constitute a liquidation, dissolution or winding up of the affairs of Cecil Bancorp.

No Redemptions.  The Series B Preferred Stock is not redeemable by Cecil Bancorp.

Conversion Rights.

Optional Conversion.  Each share of the Series B Preferred Stock is convertible at the option of the holder into ten (10) whole shares of common stock plus such number of whole shares that would be obtained by dividing the dollar amount of accrued but unpaid dividends by the conversion price of $1.72.   The minimum conversion price will be adjusted proportionately for stock dividends, stock splits and other corporate actions.   No fractional shares of common stock will be issued on the conversion of the Series B Preferred Stock.  In lieu of fractional shares, holders receive the cash value of such fractional share based on the closing stock price of the common stock or the date preceding the conversion.

Holders may exercise conversion rights by surrendering the certificates representing the shares of Series B Preferred Stock to be converted to the Company with a letter of transmittal specifying the number of shares of Series B Preferred Stock that the holder wishes to convert and the names and addresses in which the shares of common stock are to be issued.

Mandatory Conversion.  On the earlier of five years from the date of issue or the effective date of a fundamental change in the Company, each share of Series B Preferred Stock will be automatically converted into ten shares of common stock plus such number of whole shares of common stock that would be obtained by dividing the dollar amount of accrued but unpaid dividends by $1.72.  In lieu of issuing functional shares, the Company will pay holders cash in an amount equal to $1.72 per share.

For purposes of the foregoing, a Fundamental Change shall be deemed to have occurred if any of the following occurs:

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(i)           a “person” or “group” within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock representing more than 50% of the voting power of the Common Stock (other than in connection with a transaction described in subclause (ii), in which case subclause (ii) shall apply);

(ii)           the Company is involved in a transaction (whether by means of a consolidation with or merger into any other person, or a merger of another person into the Company, or the Company sells, leases or transfers in one transaction or a series of related transactions all or substantially all of the property and assets of its and its subsidiaries) or series of related transactions pursuant to which the Common Stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property; or

(iii)           the stockholders of the Company approve any plan for the liquidation, dissolution or termination of the Company.

On the Mandatory Conversion Date, the Company will provide notice of the Mandatory Conversion Date to holders of the Series B Preferred Stock along with a statement of the number of shares of Common Stock to be issued upon the conversion and, if certificates are to be issued, the place which certificates for the Series B Preferred Stock may be surrendered.  After the Mandatory Conversion Date, certificates for the Series B Preferred Stock will be treated for all purposes as representing only the number of shares of Common Stock into which the Series B Preferred Stock formerly represented by such certificate have been converted.

Adjustments to Conversion Price.  The conversion price will be proportionately adjusted from time to time for stock splits, stock dividends and other reclassifications of the common stock.  Whenever such an adjustment is made, the Company will mail a statement of the adjustment to each holder of Series B Preferred Stock.

Voting Rights.  Each share of the Series B Preferred Stock shall be entitled to ten (10) votes per share voting with the common stock on each matter presented to stockholders.  Holders of the Series B Preferred Stock will not have any other voting rights.

Item 5.03.  Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 30, 2012, the Company filed Articles Supplementary with the Maryland Department of Assessments and Taxation to fix the designations, preferences, limitations and relative rights of the Series B Preferred Stock.  The Series B Preferred Stock has a liquidation preference of $17.20 per share.  The Articles Supplementary are attached hereto as Exhibit 3.1 and are incorporated by reference herein.

Additional Information

The Company will file definitive proxy materials with the Securities and Exchange Commission (SEC), which will contain certain information regarding the Company and the amendment of the charter to increase the number of authorized shares. These proxy materials will set forth complete details of the private placement transaction and the conversion of the Series B Preferred Stock. Shareholders are urged to carefully read the proxy materials when filed with the SEC because they will contain important information. Shareholders will be able to obtain a copy of the proxy materials free of charge at the SEC’s Web site at www.sec.gov. The materials may also be obtained for free by directing a written request to Cecil Bancorp, Inc., 127 North Street, Elkton, MD, 21922, Attention: Secretary.

Shareholders should read the proxy materials before making a decision regarding the approval of the increase in authorized shares.  The Company, and its directors and executive officers, may be deemed

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to be “participants” in its’ solicitation of proxies in connection with the proposed transactions. Information regarding participants, including their holdings of Company stock, will be contained in the Company’s definitive proxy materials filed with the SEC.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description of Exhibit
3.1	Articles Supplementary for Mandatory Convertible Cumulative Junior Preferred Stock, Series B
4.1	Form of Certificate for the Series B Preferred Stock

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CECIL BANCORP, INC.
Date: April 2, 2012	By:	/s/ Mary B. Halsey
Mary B. Halsey President and Chief Executive Officer